Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Extra Space Storage Inc. for the registration of 1,674,748 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2023, with respect to the consolidated financial statements and schedule of Life Storage, Inc. and Life Storage LP, and the effectiveness of internal control over financial reporting of Life Storage, Inc. and Life Storage LP included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange and incorporated by reference in Extra Space Storage Inc.’s Current Report on Form 8-K dated June 12, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

August 18, 2023